Exhibit 99.1

AeroGrow Reports Results for the Second Quarter Ended September 30, 2014

Second Quarter Revenue Up 153%; Retail Revenue up 526%; Direct-to-Consumer Revenue up 47%;  New Products Launched;  New Retail Tests Begin

BOULDER, CO—(Marketwired – November 10, 2014) – AeroGrow International, Inc (OTCQB: AERO) (“AeroGrow” or the “Company”), which sells the Miracle-Gro AeroGarden® line of high output, soil-free indoor gardens, seed pod kits and hydroponic nutrients, announced results for the quarter ended September 30, 2014, the second quarter of their 2015 Fiscal Year.

“Our second quarter saw an acceleration of the positive trends we’ve seen over the past year in revenue growth, product development and expansion of our retail foot print” said President and CEO, J. Michael Wolfe.

“Second quarter net revenue was up 153% to $1.7 million.  The biggest driver of this strong revenue trend was our Retail Channel, up 526% with a $782,000 increase year over year.  This growth was primarily due to increases at existing accounts such as Amazon and Costco.com as well as several newly acquired retail accounts, particularly BJ’s Wholesale Club.  In addition, our direct-to-consumer channel continued to show strong growth, increasing by 47% as sales of both gardens and high margin seed kit and accessories increased to our growing installed base of consumers.

“Product development has been a major initiative in FY 2015.  With the addition of several new high output LED AeroGarden products and the launch of the innovative new AeroGarden 3SL, we now have AeroGardens priced from $50 to $300, a strategy that we believe will appeal to a wide range of consumers and drive broader category acceptance.  As we look forward, we will continue our efforts to take costs out of the line while creating innovative designs for introduction in new retail channels like housewares, high-end culinary and others that will drive future growth and expansion in North America and abroad.

 “I am very pleased with the sell-in we have achieved at a number of key retailers.  In the coming days you will begin to see AeroGarden products in test at a number of America’s top brick and mortar retailers, including Costco, Walmart, Sam’s, and others.  The key for us now is to drive sell-thru during the critical Holiday selling season.  With this in mind we have established what we believe is a robust marketing, advertising and public relations strategy to help drive sell-thru both in-store and on-line.

“Bottom line results for the quarter were in line with our internal projections.  Overhead grew at a modest rate of 37% to support a growth rate of 153% in the quarter -- and more critically to support what we believe will be much higher sales levels in the December quarter and beyond as we continue to scale the business.  We’ve anticipated lower margins as we continue to shift our sales mix to the retail channel.  We have also experienced some margin pressure due to expediting in-bound freight as a result of the serious port congestion on the west coast that has been reported in the national media.

“This is an exciting time at AeroGrow…and I believe we are well positioned for the critical Holiday selling season that kicks off  Black Friday and lasts through our high volume selling season next spring.  I look forward to updating you on our progress.“

SECOND QUARTER FINANCIAL RESULTS

 For the three months ended September 30, 2014, the Company recorded total revenue of $1.7 million, an increase of 152.5% from the same period in the year prior. The increase was primarily due to a $782,000 or 526.4% increase in sales to the retail channel due to an increased presence in newly acquired retail accounts. In addition to the retail channel increase, the sales in direct-to-consumer channels were up $243,000 or 46.7%.

Gross margins for the second quarter of fiscal 2015 were 36.5%, down from 42.6% in the prior year period. This is a direct result of the shift in our revenue mix from one weighted heavily toward the higher margin Direct Response channel to one weighted more heavily to the lower margin retail channel.  Year over year, sales through our lower margin retail channel increased from 21.9% of sales in the second quarter of 2014, to 54.5% of sales in the second quarter of 2015.  During the second quarter, operating expenses increased 36.6% or $296,000 year-over-year. This spending tracks favorably to the overall increase in revenue in the quarter and is in part in anticipation of a busy holiday season which annually is our largest quarter. Furthermore, we spent $113,000 more in personnel to expand our sales and marketing operation and support our customer service as our established base of AeroGardens and awareness in the marketplace continued to grow.

EBITDA in the second quarter resulted in a loss of $251,000 compared to a loss of $426,000 in the second quarter of Fiscal 2014. The $175,000 improvement in EBITDA reflected increased sales offset by higher operating expenses and lower margins due to sales into the retail channel.

Loss from operations in the second quarter of Fiscal 2015 was $481,000, an improvement of $40,000 from the operating loss of $521,000 in second quarter of Fiscal 2014. The Company incurred a net loss of $507,000 for the three months ending September 30, 2014 vs. a net loss of $541,000 in the three months ending September 30, 2013.

STRATEGIC PARTNERSHIP

On July 16, 2014 the Company announced the close on a $4.5 million term loan with the Scotts Miracle-Gro Company. The proceeds will be made in three advances of $1.0 million, $1.5 million, and $2.0 million in July, August, and September, respectively with a due date of February 15, 2015. The interest on this loan will be paid in stock, which we expect to be minimally dilutive due to the short term nature of the instrument.

On April 23, 2013 the Company announced that Scotts Miracle-Gro made a $4.0 million equity investment in the Company and acquired $0.5 million of the Company's intellectual property, resulting in a 30% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended September 30,
(in thousands, except per share and share data)	2014	2013
Net revenue	$1,707	$676
Cost of revenue	1,083	388
Gross profit	624	288

Operating expenses
Research and development	115	85
Sales and marketing	484	325
General and administrative	506	399
Total operating expenses	1,105	809

(Loss) from operations	(481)	(521)

Other (expense) income, net
Fair value changes in derivative warrant liability	11	(12)
Interest expense	-	(21)
Interest expense – related party	(37)	(3)
Other (income)	-	16
Total other (expense) income, net	(26)	(20)

Net (loss)	$(507)	$(541)
Less: Deemed dividend on convertible preferred stock	-	-
Less: Preferred stock dividend	154	(81)
Net income (loss) attributable to common shareholders	(353)	(622)
Net loss per share, basic and diluted	$(0.06)	$(0.11)

Weighted average number of common shares outstanding, basic and diluted	6,405	5,905

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2014	March 31, 2014
(in thousands, except per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$1,140	$1,707
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $9 and $5 at September 30, 2014 and March 31, 2014, respectively	911	573
Other receivables	81	187
Inventory	5,017	1,311
Prepaid expenses and other	789	306
Total current assets	7,953	4,099
Property and equipment, net of accumulated depreciation of $3,129 and $3,024 at September 30, 2014 and March 31, 2014, respectively	555	298
Other assets
Intangible assets	2	2
Deposits	156	145
Total other assets	158	147
Total assets	$8,666	$4,544

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,702	$553
Accrued expenses	436	306
Deferred rent	-	3
Notes payable	2,537	-
Derivative warrant liability	2,742	2,530
Debt associated with sale of intellectual property	232	258
Total current liabilities	8,649	3,650
Commitments and contingencies
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 issued and outstanding at September 30, 2014 and March 31, 2014	3	3
Common stock, $.001 par value, 750,000,000 shares authorized, 6,536,018 and 6,129,326 shares issued and outstanding at September 30, 2014 and March 31, 2014, respectively	7	6
Additional paid-in capital	81,145	79,563
Stock dividend to be distributed	446	1,456
Accumulated deficit	(81,584)	(80,134)
Total stockholders' equity	17	894
Total liabilities and stockholders' equity	$8,666	$4,544

AEROGROW INTERNATIONAL, INC.
EBITDA CALCULATIONS

	Three Months Ended September 30, (in thousands)
	2014	2013
Loss from operations	$(481)	$(521)
Add back non-cash items:
Depreciation	61	34
Amortization	-	(1)
Stock based compensation	83	43
Common stock warrant expense	18	-
Scott’s Miracle-Gro intellectual property royalty and branding license	68	19
Total non-cash items	230	95
EBITDA	$(251)	$(426)

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is income (loss) from operations. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net earnings. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Conference Call

The conference call is scheduled for 5:00pm EST on November 10, 2014. To participate in the call, please dial:
U.S. (Toll Free): 1 (877) 300-8521
Toll/International: 1(412) 317-6026

A telephonic replay of the call will be available within 2 hours of completion and will be available for the next 24 hours. You will be able to access the audio file for 90 days following the completion of the call through the AeroGrow website at www.aerogrow.com/investors until February 8, 2014. To access the replay by phone, please dial:

U.S. and Canada: 1 (877) 870-5176
Toll/International: 1 (858) 384-5517
Conference Number: 10055144

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market. With a commitment to "Grow Anything...Anytime...Guaranteed," AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit www.aerogrow.com.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Investor Relations:

Genesis Select Corp.
Budd Zuckerman
bzuckerman@genesisselect.com
303-415-0200

OR

Grey Gibbs
Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755